Exhibit 10(m)(ix)

ALBANY INTERNATIONAL CORP.

2011 INCENTIVE PLAN

(As approved by the Board of Directors on February 25, 2011)
(As approved by Shareholders on May 27, 2011)

1. Purpose of the Plan

     This Albany International Corp. 2011 Incentive Plan (the “Plan”) is intended to promote the interests of Albany International Corp. (including any successor thereto by way of merger, consolidation or reorganization, the “Company”) and its shareholders by providing the employees of the Company and its subsidiaries, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company. The Plan is designed to meet this goal by providing such employees with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

2. Definitions

     As used in the Plan, the following definitions apply to the terms indicated below:

     (a) “ Board of Directors” means the Board of Directors of the Company.

     (b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law to close.

     (c) “Change in Control” may, unless otherwise restricted in an Incentive Award, be deemed to have occurred if (i) there is a change of ownership of the Company as a result of one person, or more than one person acting as a group, acquiring ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, provided, however, that the acquisition of additional stock by a person or group who already owns 50% of the total fair market value or total voting power of the stock of the Company shall not be considered a Change in Control; (ii) notwithstanding that the Company has not undergone a change in ownership as described in subsection (i) above, there is a change in the effective control of the Company as a result of either (a) one person, or more than one person, acting as a group, acquiring (or having acquired during the 12 month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Common, or (b) a majority of the members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election, provided, however, that in either case the acquisition of additional control by a person or group who already is considered to effectively control the Company shall not be considered to a Change in Control; or (iii) there is a change in ownership of a substantial portion of the Company's assets as a result of one person, or more than one person acting as a group, acquiring (or having acquired during the 12 month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions, provided, however, that there is no Change in Control if the transfer of assets is to the shareholders of the Company or an entity controlled by the shareholders of the Company. A more restrictive definition of Change in Control that may be set forth in any Incentive Award shall nonetheless conform to the regulations implementing Section 409A of the Code.

     (d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

     (e) “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

     (f) “Committee” means the Compensation Committee of the Board of Directors.

     (g) “Common Stock” means the Company’s Class A Common Stock, $.001 par value per share, or any other security into which such stock shall be changed pursuant to the adjustment provisions of Section 10 of the Plan.

     (h) “Company” means Albany International Corp. and any successor thereto by way of merger, consolidation or reorganization.

     (i) “Covered Employee” means a Participant who at the time of reference is a “covered employee” as defined in Section 162(m) of the Code and the regulations promulgated under Section 162(m) of the Code, or any successor statute.

     (j) “Date of Grant” means the date on which an Incentive Award under the Plan is made by the Committee (which date shall not be earlier than the date on which the Committee takes action with respect thereto), or such later date as the Committee may specify that the Incentive Award becomes effective.

     (k) “Director” means a member of the Board of Directors who is not at the time of reference an employee of the Company.

     (l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     (m) “Fair Market Value” means, with respect to a share of Common Stock, the closing price of such share as reported in “New York Stock Exchange Composite Transactions” in “The Wall Street Journal” for the relevant date or, if no quotation shall have been made on such relevant date, on the next preceding day on which there were quotations or, if the Company’s shares of Common Stock are not traded on such exchange, such price as reported on such other securities market or exchange on which such shares are traded as the Committee shall determine.

     (n) “Incentive Award” means an Option, SAR, Other Stock-Based Award or Other Incentive Award granted to a Participant pursuant to the terms of the Plan.

     (o) “Incentive Stock Option” means an option to purchase Common Stock that is intended to qualify as an incentive stock option under Section 422 of the Code and the Treasury Regulations thereunder.

     (p) “Nonqualified Stock Option” means an option to purchase Common Stock that is not an Incentive Stock Option.

     (q) “Option” means a stock option to purchase shares of Common Stock granted to a Participant pursuant to Section 6.

     (r) “Other Incentive Award” means other Incentive Awards that are not equity-based or equity related granted to a Participant pursuant to Section 8. An Other Incentive Award may or may not be Performance-Based Compensation.

     (s) “Other Stock-Based Award” means an equity or equity-related award granted to a Participant pursuant to Section 8. An Other Stock-Based Award may or may not be Performance-Based Compensation.

     (t) “Participant” means an employee of the Company or a Subsidiary of the Company who is eligible to participate in the Plan and to whom one or more Incentive Awards have been granted pursuant to the Plan and, following the death of any such employee, his or her successors, heirs, executors and administrators, as the case may be.

     (u) “Performance-Based Compensation” means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees.

     (v) “Performance Committee” means such committee or subcommittee of the Board of Directors as shall be designated by the Board of Directors or the Committee to administer the Plan and exercise such discretion and authority under the Plan as is necessary to satisfy the requirements of Section 162(m) of the Code for Performance-Based Compensation.

     (w) “Performance Measures” means such measures as are described in Section 9 on which performance goals are based in order to qualify certain Incentive Awards granted hereunder as Performance-Based Compensation.

     (x) “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation.

     (y) “Permitted Shareholders” means (a) J. Spencer Standish, (b) any of J. Spencer Standish’s descendants or legatees, (c) any executor, personal representative or spouse of J. Spencer Standish or any of his descendants, (d) any corporation, trust or other entity holding voting stock of the Company as to which one or more of the Persons identified in the foregoing clauses (a) through (c) have Control, (e) any trust as to which Persons so identified in clauses (a) through (c) above hold at least 85% of the beneficial interest in the income and principal of the trust disregarding the interests of the contingent remaindermen and (f) any 401(k) or employee stock ownership plan for the benefit of employees of the Company.

     (z) “Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act.

     (aa) “Plan” means the Albany International Corp. 2011 Incentive Plan, as it may be amended from time to time.

     (bb) “SAR” means a stock appreciation right granted to a Participant pursuant to Section 7.

     (cc) “Securities Act” means the Securities Act of 1933, as amended.

     (dd) “Specified Employee” means a Participant who is a “specified employee” (as defined in Section 409A(2)(B)(i) of the Code) of the Company (or an entity which is considered to be a single employer with the Company under Section 414(b) or 414(c) of the Code), as determined under Section 409A of the Code at any time during the twelve (12) month period ending on December 31, but only if the Company has any stock that is publicly traded on an established securities market or otherwise.

     (ee) “Subsidiary” means as to any Person, any other Person (i) of which such Person directly or indirectly owns, securities or other equity interests representing 50% or more of the aggregate voting power or (ii) of which such Person possesses the right to designate or elect, or has designated, 50% or more of the directors or Persons holding similar positions.

3. Stock Subject to the Plan

     (a) In General

     Subject to adjustment as provided in Section 10 as well as otherwise in this Section 3, the aggregate number of shares of Common Stock that may be issued pursuant to Incentive Awards granted under this Plan shall be (a) 500,000 (including the shares that remain available for issuance pursuant to the Company's 2005 Incentive Plan) plus (b) such additional number of shares as the Board of Directors shall, from time to time subsequent to January 1, 2011 and during the term of the Plan, determine; provided that the number of shares so added by the Board of Directors shall not exceed, in any one calendar year, 500,000; and provided, further, that the total number of shares of Common Stock then available for issuance under this Plan shall not exceed 1,000,000 at any time.

     For purposes of the preceding paragraph, shares of Common Stock issuable pursuant to Incentive Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as provided in the Award Agreement evidencing such Incentive Award) pursuant to the Plan. For purposes of clarification, in accordance with the preceding sentence if an Incentive Award is settled for cash or if shares of Common Stock are withheld to pay the exercise price of an Option or to satisfy any tax withholding requirement in connection with an Incentive Award, only the shares issued (if any), net of the shares withheld, will be deemed delivered for purposes of determining the number of shares of Common Stock that are available for issuance under the Plan. In addition, if shares of Common Stock are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to the Company, any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan. In addition, if shares of Common Stock owned by a Participant (or such Participant’s permitted transferees as provided in the Award Agreement evidencing such Incentive Award) are tendered (either actually or through attestation) to the Company in payment of any obligation in connection with an Incentive Award, the number of shares tendered shall be added to the number of shares of Common Stock that are available for issuance under the Plan. Shares of Common Stock covered by Incentive Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) shall not count as used under the Plan for purposes of this Section 3.

     Subject to adjustment as provided in Section 10, the maximum number of shares of Common Stock that may be delivered in any fiscal year of the Company pursuant to Incentive Awards granted under the Plan to any single Participant shall not exceed 200,000 shares and the maximum cash payment made in any fiscal year of the Company pursuant to Incentive Awards granted under the Plan to any single Participant shall not exceed $3,000,000, in each case prorated on a daily basis for any fiscal year of the Company that is shorter than 365 days. The maximum number of shares of Common Stock that may be granted under Options to any one

Participant during any one calendar year shall be limited to 200,000 shares (subject to adjustment as provided in Section 10 hereof).

     (b) Prohibition on Substitutions and Repricings

     In no event shall any repricing (within the meaning of US generally accepted accounting practices or any applicable stock exchange rule) of Incentive Awards issued under the Plan be permitted at any time under any circumstances, in each case unless the shareholders of the Company expressly approve such substitution or repricing.

4. Administration of the Plan

     The Plan shall be administered by a Committee of the Board of Directors and, to the extent necessary to satisfy the requirements of Section 162(m) of the Code for Performance-Based Compensation, the Performance Committee. The Performance Committee shall consist of two or more persons, all of whom qualify as “outside directors” within the meaning of Section 162(m) of the Code. As used in the Plan, references to the “Committee” shall be deemed to refer to the Performance Committee to the extent that the action contemplated by the provision in which such reference occurs would be required to be taken by the Performance Committee in order to satisfy the requirements of Section 162(m) of the Code for Performance-Based Compensation.

     The Committee shall, consistent with the terms of the Plan, from time to time designate those who shall be granted Incentive Awards under the Plan and the amount, type and other terms and conditions of such Incentive Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof.

     The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Incentive Award (and any Award Agreement) granted thereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. Without limiting the generality of the foregoing, (i) the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment and (ii) the employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee determines otherwise. Decisions of the Committee shall be final, binding and conclusive on all parties.

     On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Incentive Award or

(iv) provide for the payment of dividends or dividend equivalents with respect to any such Incentive Award, except as otherwise proscribed by applicable law.

     In addition to such other rights of indemnification as they may have as directors, as members of the Committee or otherwise, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with an appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Incentive Award granted hereunder and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his or her duties; provided that within sixty days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

     The Committee intends to administer the Plan in accordance with Section 409A of the Code and shall construe the terms of the Plan or any Awards thereunder consistent with Section 409A of the Code.

5. Eligibility

     The Persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those key employees responsible for the management, growth and protection of the business of the Company, as determined by the Committee from time to time in its sole discretion. All Incentive Awards granted under the Plan shall be evidenced by a separate written instrument or agreement (an “Award Agreement”) entered into by the Company and the recipient of such Incentive Award that shall include the terms and conditions consistent with Plan as the Committee may determine.

6. Options

     (a) The Committee may from time to time grant Options. Subject to the provisions of the Plan, the Committee shall have authority, within its absolute discretion:

(i)	to determine which of the key employees of the Company and its Subsidiaries shall be granted Options;

(ii)	to determine the time or times when Options shall be granted and the number of shares to be subject to each Option;

(iii)	to determine the exercise price of the Common Stock subject to each Option, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant;

(iv)	to determine the Fair Market Value of the Common Stock on the date of grant of an Option;

(v)	to determine the term of each Option, which shall not continue for more than twenty years from the date of grant of the Option, and to accelerate the expiration of the term of an Option;

(vi)	to determine the time or times when each Option shall be exercisable and to accelerate at any time the time or times when an outstanding Option shall be exercisable, provided that no Option may be exercisable before the first anniversary of its date of grant; to accept, as full or partial payment of the exercise price and/or any taxes to be withheld by the Company upon exercise of any Option, shares of Common Stock tendered by the Participant or requested by the Participant to be withheld from the shares to be delivered upon such exercise, and to determine the value of the shares so tendered or withheld;

(vii)	to determine, to the extent permitted by law, the status under the Internal Revenue Code of any Option granted under the Plan, including, without limitation, whether the option shall be treated as an Incentive Stock Option;

(viii)	to determine the effect on any Option of the termination of the employment of the Participant, of any conduct or activity of the Participant, or of any Change in Control;

(ix)	to determine the extent to which Options granted under the Plan shall be assignable or transferable; and

(x)	to prescribe from time to time the form or forms of the instruments evidencing Options granted under the Plan.

     (b) Exercise Price.

The exercise price of the Option shall be determined by the Committee; provided, however, that the exercise price per share of an Option shall not be less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock on the Date of Grant.

     (c) Vesting; Term of Option.

The Committee, in its sole discretion, shall prescribe in the Award Agreement the time or times at which, or the conditions upon which, an Option or portion thereof shall become vested and exercisable, and may accelerate the exercisability of any Option at any time. An Option may become vested and exercisable upon a Participant’s retirement, death, disability, Change in Control or other event, to the extent provided in an Award Agreement. The period during which a vested Option may be exercised shall be ten years from the Date of Grant, unless a shorter exercise period is specified by the Committee in an Award Agreement, and subject to such limitations as may apply under an Award Agreement relating to the termination of a Participant’s employment or other service with the Company or any Subsidiary.

     (d) Option Exercise; Withholding.

Subject to such terms and conditions as shall be specified in an Award Agreement, an Option may be exercised in whole or in part at any time during the term thereof by notice to the Company together with payment of the aggregate exercise price therefor. Payment of the exercise price shall be made (i) in cash or by cash equivalent, (ii) at the discretion of the Committee, in shares of Common Stock acceptable to the Committee, valued at the Fair Market Value of such shares on the date of exercise, (iii) at the discretion of the Committee, by a delivery of a notice that the Participant has placed a market sell order (or similar instruction) with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price (conditioned upon the payment of such net proceeds), (iv) at the discretion of the Committee, by withholding from delivery shares of Common Stock for which the Option is otherwise exercised, (v) at the discretion of the Committee, by a combination of the methods described above or (vi) by such other method as may be approved by the Committee and set forth in the Award Agreement. In addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable income tax and employment tax amounts required to be withheld in connection with such exercise, payable under one or more of the methods described above for the payment of the exercise price of the Options or as otherwise may be approved by the Committee.

     (e) Limited Transferability.

Solely to the extent permitted by the Committee in an Award Agreement and subject to such terms and conditions as the Committee shall specify, a Nonqualified Stock Option (but not an Incentive Stock Option) may be transferred to members of the Participant’s immediate family (as determined by the Committee) or to trusts, partnerships or corporations whose beneficiaries, members or owners are members of the Participant’s immediate family, and/or to such other persons or entities as may be approved by the Committee in advance and set forth in an Award Agreement, in each case subject to the condition that the Committee be satisfied that such transfer is being made for estate or tax planning purposes or for gratuitous or donative purposes, without consideration (other than nominal consideration) being received therefor. Except to the extent permitted by the Committee in accordance with the foregoing, an Option shall be nontransferable otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

     (f) Additional Rules for Incentive Stock Options.

(i)	Annual Limits. No Incentive Stock Option shall be granted to a Participant as a result of which the aggregate fair market value (determined as of the Date of Grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the Plan, and any other stock option plans of the Company, any Subsidiary or any parent corporation, would exceed $100,000 (or such other amount provided under Section 422(d) of the Code), determined in accordance with Section 422(d) of the Code and Treasury Regulations thereunder. This limitation shall be applied by taking Options into account in the order in which granted.

(ii)	Termination of Employment. An Award Agreement for an Incentive Stock Option may provide that such Option may be exercised not later than 3 months following termination of employment of the Participant with the Company and all Subsidiaries, subject to special rules relating to death and disability, as and to the extent determined by the Committee to be appropriate with regard to the requirements of Section 422 of the Code and Treasury Regulations thereunder.

(iii)	Other Terms and Conditions; Nontransferability. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of this Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under

Section 422 of the Code and Treasury Regulations thereunder. Such terms shall include, if applicable, limitations on Incentive Stock Options granted to ten-percent owners of the Company. An Award Agreement for an Incentive Stock Option may provide that such Option shall be treated as a Nonqualified Stock Option to the extent that certain requirements applicable to “incentive stock options” under the Code shall not be satisfied. An Incentive Stock Option shall by its terms be nontransferable otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

(iv)	Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

7. Stock Appreciation Rights

     (a) Terms

     The Committee may from time to time grant SARs. Subject to the provisions of the Plan, the Committee shall have authority, within its absolute discretion:

(i)	to determine which of the key employees of the Company and its Subsidiaries shall be granted SARs;

(ii)	to determine whether SARs are granted on a stand-alone basis or in tandem with an Option, whether contemporaneously with or after the grant of the Options to which they relate;

(iii)	to determine whether SARs may be settled in shares of Common Stock, in cash, or in some combination of Common Stock or cash;

(iv)	to determine the time or times when SARs shall be granted and the number of shares for which they are exercisable;

(v)	to determine the exercise price of each SAR, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant

(vi)	to determine the Fair Market Value of the Common Stock on the Date of Grant of a SAR;

(vii)	to determine the term of each SAR, which shall not continue for more than twenty years from the Date of Grant of the SAR, and to accelerate the expiration of the term of a SAR;

(viii)	to determine the time or times when each SAR shall be exercisable and to accelerate at any time the time or times when an outstanding SAR shall be exercisable, provided that no SAR may be exercisable before the first anniversary of its Date of Grant;

(ix)	to accept, as full or partial payment of any taxes to be withheld by the Company upon exercise of any SAR that is to be settled in shares of Common Stock, shares of Common Stock tendered by the Participant or requested by the Participant to be withheld from the shares to be delivered upon such exercise, and to determine the value of the shares so tendered or withheld;

(x)	to determine the effect on any SAR of the termination of the employment of the Participant, of any conduct or activity of the Participant, or of any Change in Control;

(xi)	to determine the extent to which SARs granted under the Plan shall be assignable or transferable; and

(xii)	to prescribe from time to time the form or forms of the instruments evidencing SARs granted under the Plan.

     (b) Benefit Upon Exercise

     Unless otherwise provided in the Award Agreement evidencing such SAR, the exercise of an SAR with respect to any number of shares of Common Stock shall entitle the Participant to (i) a cash payment, for each such share, equal to the excess of (A) the Fair Market Value of a share of Common Stock on the effective date of such exercise over (B) the per share exercise price of the SAR, (ii) the issuance or transfer to the Participant of the greatest number of whole shares of Common Stock which on the date of the exercise of the SAR have an aggregate Fair Market Value equal to such excess or (iii) a combination of cash and shares of Common Stock in amounts equal to such excess; in each case, as and to the extent provided in the Award Agreement evidencing such SAR.

     (c) Exercise of Tandem SARs

     The exercise with respect to a number of shares of Common Stock of an SAR granted in tandem with an Option shall cause the immediate cancellation of the Option with respect to the same number of shares. The exercise with respect to a number of shares of Common Stock of an Option to which a tandem SAR relates shall cause the immediate cancellation of the SAR with respect to an equal number of shares.

8. Other Awards

     (a) Other Stock-Based Awards

     The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of phantom stock, restricted stock, restricted stock units, performance shares, or share-denominated performance units and (iv) be designed to comply with applicable laws of jurisdictions other than the United States. Other Stock-Based Awards that are intended to qualify as Performance-Based Compensation shall also be subject to Section 9 of the Plan.

     (b) Other Incentive Awards

     The Committee may grant other Incentive Awards that are not equity-based or equity related, in such amounts as the Committee shall determine. Subject to the terms of the Plan, the Committee shall have the authority, within its absolute discretion, to determine the terms and conditions of such Incentive Awards, including, without limitation, the Performance Measures, if any, relating to such Incentive Awards and the length of any Performance Periods. Other Incentive Awards that are intended to qualify as Performance-Based Compensation shall also be subject to Section 9 of the Plan.

9. Performance-Based Compensation

     (a) Performance Measures and Periods

     The performance goals upon which the payment or vesting of any Incentive Award (other than Options and SARs) to a Covered Employee that is intended to qualify as Performance-

Based Compensation depends shall relate to one or more of the following Performance Measures, each of which may be applied with respect to the Company, any Subsidiary or any business unit, or if applicable, any Participant, and which may be measured on an absolute or relative to a peer-group or other market measure basis: revenues; revenue growth; operating income; cash flow (including operating cash flow, free cash flow, discounted cash flow, return on investment, and cash flow in excess of costs of capital); net income; marginal contribution; interest expense; earnings per share; return on sales; return on assets; return on equity; return on invested capital; working capital; market share; stock price; stock price growth, costs of goods sold; expenses (including selling and general expenses and technical and research expenses); income before income taxes; total shareholder return; EBIT (earnings before interest and taxes), consolidated EBITDA (earnings before interest, taxes, depreciation and amortization); EBITDA growth; EBITDA per share, EBITDA Margin (EBITDA as a percentage of sales) consolidated interest expense; consolidated net income; consolidated tangible net worth and leverage ratio; ; ongoing earnings; EVA (economic value added); economic profit (net operating profit after tax, less a cost of capital charge); SVA (shareholder value added); pre-tax profit margin; performance against business plan; customer service; corporate governance quotient or rating; employee satisfaction; safety; employee engagement; supplier diversity; workforce diversity; operating margins; credit rating; dividend payments; retained earnings; completion of acquisitions; divestitures and corporate restructurings; and individual goals based on objective business criteria underlying the goals listed above and which pertain to individual effort as to achievement of those goals or to one or more business criteria in the areas of litigation, human resources, information services, production, inventory, support services, site development, plant development, building development, facility development, government relations, product market share, management or non-financial strategic goals.

     Performance Periods may be equal to or longer than, but not less than, one fiscal year of the Company and may be overlapping. Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish (a) performance goals and objectives for the Company for such Performance Period, (b) target awards for each Participant, and (c) schedules or other objective methods for determining the applicable performance percentage to be applied to each such target award.

     The measurement of any Performance Measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. Any Performance Measure(s) may be used to measure the performance of the Company or a Subsidiary as a whole or any business unit of the Company or any Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

     Nothing in this Section 9 is intended to limit the Committee’s discretion to adopt conditions or goals that relate to performance other than the Performance Measures with respect to any Incentive Award (x) that is not intended to qualify as Performance-Based Compensation, or (y) in the case of an Incentive Award that is intended to qualify as Performance-Based Compensation, where such goals, measures or conditions are used only to decrease the amount payable pursuant to such Incentive Award. In addition, the Committee may, subject to the terms of the Plan, amend previously granted Incentive Awards in a way that disqualifies them as Performance-Based Compensation.

     (b) Committee Discretion

     With respect to any Performance Period, the Committee shall not have discretion to change the performance goals, increase the amount of a potential award, or modify any other provision after the time permitted to set such goals under the requirements of Section 162(m) in any way that would cause such compensation to be not Performance-Based Compensation, unless the Committee intends that such compensation be disqualified as Performance-Based Compensation. The Committee shall have discretion to reduce the amount payable pursuant to an Award at any time prior to the payment. The Committee may, but shall not be required to, set forth the criteria (which may be subjective) to be used as the basis by the Committee to make any such reduction.

     In the event that the requirements of Section 162(m) and the regulations thereunder change to permit Committee discretion to alter the Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

10. Adjustment Upon Changes in Common Stock

     Notwithstanding any other provision of the Plan, in the event of any change in the outstanding shares of Common Stock by reason of a stock dividend, recapitalization, merger, consolidation, split-up, extraordinary cash dividend, combination or exchange of shares or the like, the aggregate number and class of shares for which options may be granted under the Plan, the number and class of shares covered by or issuable pursuant to Incentive Awards granted under the Plan, the exercise price of Options granted under the Plan and the value of any outstanding Incentive Awards may be (but are not required to be) appropriately adjusted by the Committee, whose determination shall be conclusive. No fractional shares shall be issued under the Plan and any fractional shares resulting from computations pursuant to this Section shall be eliminated from the Incentive Award.

11. Rights as a Stockholder

     No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Incentive Award granted pursuant to the Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 10 hereof, no adjustment of any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

12. No Special Employment Rights; No Right to Incentive Award

     (a) Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his or her employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

     (b) No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

13. Securities Matters

     (a) The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until it is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

     (b) The exercise of any Option granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Company may, in its sole discretion, defer the effectiveness of an exercise of an Option hereunder or the issuance or transfer of shares of Common Stock pursuant to any Incentive Award to ensure compliance under federal or state securities laws. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance or transfer of shares of Common Stock pursuant to any Incentive Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

14. Withholding Taxes

     (a) Cash Remittance

     Whenever shares of Common Stock are to be issued upon the exercise of an Option or the grant or vesting of an Incentive Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting prior to the delivery of any certificate or certificates for such shares or the effectiveness of the lapse of such restrictions. In addition, upon the exercise or settlement of any Incentive Award in cash, the Company shall have the right to withhold from any cash payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise or settlement.

     (b) Net-Physical Settlement

     Notwithstanding the foregoing, the Committee shall have discretion to permit or require net-physical settlement of Incentive Awards solely to the extent necessary to satisfy the federal, state and/or local withholding tax requirements by withholding from delivery upon settlement of Incentive Awards shares of Common Stock having a value equal to the amount of tax. Such shares of Common Stock shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined. To the extent such settlement would otherwise require delivery of a fractional share, such amounts will be settled in cash.

15. Amendment or Termination of the Plan

     The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the shareholders no revision or amendment shall, except as provided in Section 10 hereof, (i) increase the number of shares of Common Stock that may be issued under the Plan or (ii) materially modify the requirements as to eligibility for participation in the Plan. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan. No action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any previously granted and outstanding Incentive Award. Nothing herein shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

16. No Obligation to Exercise

     The grant to a Participant of an Option, SAR or other Incentive Award that requires exercise before benefits are distributed or paid, shall impose no obligation upon such Participant to exercise such Option, SAR or other Incentive Award.

17. Transfers Upon Death

     Except as otherwise provided in the instrument evidencing such award, upon the death of a Participant, or upon the transfer of an Incentive Award in the manner (if any) permitted pursuant to the instrument evidencing such award, outstanding Incentive Awards granted to such Participant may be exercised by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will, by the laws of descent and distribution, or by such permitted transfer. No transfer of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of any will, deed of transfer and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

18. Expenses and Receipts

     The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Incentive Award will be used for general corporate purposes.

19. Governing Law

     The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York without regard to its conflict of law principles.

20. Compliance with Section 409A of the Code

     The Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Incentive Award, issuance and/or payment is subject to Section 409Aof the Code, it shall be awarded and/or issued or paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. To the extent any terms of the Plan or Award Agreements are ambiguous, such terms shall be interpreted as necessary to comply with Section 409Aof the Code.

21. Six Month Delay

     Notwithstanding any provision in the Plan to the contrary, if the payment of any benefit herein would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as required under Section 409A of the Code for a Specified Employee, then any such payment that the Participant would otherwise be entitled to receive during the first six months following the date of Participant’s separation from service shall be accumulated and paid within fifteen (15) business days after the date that is six months following the date of the participant’s separation from service, or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes and interest.

22. Effective Date and Term of Plan

     The Plan was adopted by the Board of Directors on February 25, 2011, subject to the approval of the shareholders of the Company. No grants may be made under the Plan after February 25, 2021.